1 PRESS RELEASE Spirit Realty Capital Announces New President and Chief Operating Officer - Real Estate Industry Veteran Jackson Hsieh to Join Executive Team - DALLAS, TX (July 26, 2016) – Spirit Realty Capital, Inc. (NYSE: SRC) (“Spirit” or the “Company”), a net-lease real estate investment trust (REIT) that invests in single-tenant, operationally essential real estate, today announced that Jackson Hsieh has been hired for the role of President and Chief Operating Officer effective September 7, 2016. “Today’s executive appointment demonstrates our ongoing commitment to position Spirit Realty for continued success by further strengthening the depth of our executive leadership team. Jackson is an accomplished leader with more than 25 years of relevant real estate industry experience, making him an excellent addition to our Company. Having had a strong working relationship with Jackson for many years, I know he possesses many of the critical attributes that are important for this role and I am excited to have him join us,” stated Thomas H. Nolan, Jr., Chairman and Chief Executive Officer. “I believe that with the addition of Jackson, along with our experienced executive team, Spirit is well-positioned for future growth and I expect us to achieve our goal to become one of the premier industry leaders in the triple-net lease REIT sector.” As President and Chief Operating Officer, Mr. Hsieh will work directly for Chairman and Chief Executive Officer Tom Nolan, and have oversight responsibility for credit underwriting, new investments, and portfolio and asset management. Mr. Hsieh will be relocating to Dallas, Texas. He joins Spirit from Morgan Stanley (NYSE: MS), where he serves as Managing Director and a Vice Chairman of Investment Banking, primarily focusing on the firm's real estate clients. Prior to rejoining Morgan Stanley, Jackson was Vice Chairman and Sole/Co-Global Head of UBS's Real Estate Investment Banking Group, managing a team of over 70 professionals in six offices worldwide. During his career, including a prior period at Morgan Stanley and tenures at Bankers Trust Company and Salomon Brothers, Inc., he served as senior lead banker on over $285 billion of real estate and lodging transactions. Mr. Hsieh is a graduate of the University of California at Berkeley (1983), and earned a master's degree from Harvard University (1987). About Spirit Realty Capital Spirit Realty Capital, Inc. (NYSE: SRC) is a premier net-lease real estate investment trust (REIT) that invests in and manages a portfolio primarily of single-tenant, operationally essential real estate assets throughout the United States. Single-tenant, operationally essential real estate generally refers to free-standing, commercial real estate facilities where our tenants conduct business activities that are essential to the generation of their sales and profits. Our properties are frequently acquired through strategic sale-leaseback transactions and are predominantly leased on a long-term, triple-net basis to high-quality tenants. Founded in 2003, we are an established net-lease REIT with a proven growth strategy and a seasoned management team focused on producing superior risk adjusted returns. As of March 31, 2016, our undepreciated gross real estate investment portfolio was approximately $8.25 billion, representing investments in 2,610 properties, including 143 properties securing mortgage loans made by the Company. Our properties are leased to approximately 435 tenants who represent 28 diverse industries across 49 states. More information about Spirit Realty Capital can be found on the investor relations section of the Company's website at www.spiritrealty.com. Investor Contact: (480) 315-6634 InvestorRelations@spiritrealty.com Media Contact: 646-277-1249 Jason Chudoba